EXHIBIT 99.1

For more information contact: Media Chelsea Rarrick +1 804 965 1618 Chelsea.Rarrick@markel.com Investors Investor Relations Markel Corporation IR@markel.com
FOR IMMEDIATE RELEASE

Markel Corporation to change name to Markel Group Inc.

RICHMOND, Va., May 16, 2023 — Markel Corporation (NYSE: MKL) announced today that it will change its name to Markel Group Inc. on Friday, May 26. The company is making the change to provide greater definition around the nature of their holding company, which includes three engines of insurance, investments, and a group of diverse businesses in Markel Ventures.

“Over the last 93 years, Markel has evolved from a regional transportation insurer to a global Fortune 500 family of companies and investments,” said Chief Executive Officer Tom Gayner. “Given the nature of this evolution, we have used the name Markel to refer both to our specialty insurance business and our holding company. This new name for our entire group of companies will help us create greater clarity as we continue to grow each of our three engines.”

Coinciding with this change, Markel Group launched a new website at mklgroup.com. The company will continue to trade on the New York Stock Exchange under the stock ticker symbol MKL, and there will be no significant structural or organizational impacts.

“We chose the name Markel Group because even though we have many different businesses powered by 20,000 people around the globe, we are all part of the same team and we share the values of the Markel Style,” said Gayner. “Together, our three engines form a connected system that is uniquely equipped to help our customers, colleagues, and shareholders win in the long term.”

The company’s global specialty insurance business will continue to operate under the name Markel, as it has for nearly a century. Its primary website will remain markel.com.

About Markel Group
Markel Group Inc. (NYSE: MKL) is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound underwriting, the insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group’s durability and adaptability. It’s a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to efficiently move capital to the best ideas across the company. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.